Exhibit 99.1

SPECIALTY LABORATORIES AWARDED NOVATION CONTRACT FOR REFERENCE LABORATORY TESTING SERVICES

Santa Monica, Calif., October 4, 2004 - Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced today that it has signed a supplier agreement with Novation, the supply company of VHA Inc. and the University HealthSystem Consortium (UHC).  Under the agreement, Specialty is named as one of three authorized providers to make reference testing services available to the more than 2,300 member health care organizations of VHA and UHC.

The agreement takes effect on November 1, 2004 and runs through April 30, 2005, with the option of a one-year extension.  An active supplier agreement does not currently exist between Specialty and Novation.

“Specialty looks forward to working once again with Novation and the large hospital membership it represents,” said Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories. “We believe our strong hospital-focus, commitment to superior client support, and broad menu of specialized testing will allow Specialty to provide quality and value to the members that participate in Novation contracts.”

About Specialty

Specialty Laboratories performs highly advanced clinical diagnostic services, providing hospitals, laboratories and physician specialists nationwide with an extensive menu of high-value clinical tests that assist physicians in reaching difficult treatment decisions.  Specialty works closely with hospitals to complement their internal clinical laboratory capabilities, and, unlike other national laboratories, does not generally compete for the routine testing work that originates in a hospital’s surrounding community.  A pioneer in applying the efficiencies of information technology to the clinical laboratory, Specialty backs its commitment to outstanding client service with convenient, client-focused connectivity applications. Specialty’s internal research and development programs focus on the introduction of clinical assays with enhanced clinical value.  Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our providing services to members that participate in Novation contracts.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact

Greg Mann

Director, Corporate Communications

Specialty Laboratories

661-799-6691

gmann@specialtylabs.com